Exhibit 99.2

For Release 2:00 pm Pacific

December 13, 2011

Clearwire Announces Closing of Transactions Totaling $734 Million in Gross Proceeds

•	Public Equity Offering Raises Gross Proceeds of $402.5 Million

•	Clearwire Receives Additional $331.4 Million in Net Proceeds from Sprint Exercise of Preemptive Right

•	New Capital Positions Company to Create Nation’s First Wide-Channel TDD-LTE 4G Network

BELLEVUE, Wash. – December 13, 2011 – Clearwire Corporation (NASDAQ: CLWR) (“Clearwire”) announced today that it has closed its public offering (the “offering”) of 201,250,000 shares of Class A common stock at $2.00 per share originally announced on December 5, 2011, comprised of 175,000,000 shares of Class A common stock initially offered and an additional 26,250,000 shares of Class A common stock sold pursuant to the underwriters’ exercise of their over-allotment option. The successful offering will provide Clearwire with net proceeds of $384.1 million, after underwriters’ discounts and commissions.

In addition, Sprint has exercised its preemptive rights to purchase 173,635,000 shares of Class B Common Stock and a corresponding number of Class B units in Clearwire Communications LLC, which will provide Clearwire with an additional $331.4 million in net proceeds. The total net new capital available to Clearwire following today’s closings is $715.5 million.

“This equity raise is a critical step for Clearwire to achieve its long-term business plan of creating the first wide-channel TDD-LTE 4G network in the U.S.,” said Erik Prusch, president and CEO of Clearwire. “The added resources will enable us to continue delivering 4G mobile broadband service to meet the rapidly growing demand in the industry. We remain ideally and uniquely positioned to serve both wholesale and retail customers well into the future.”

On December 1, 2011, Clearwire and Sprint announced agreements whereby, among other things, Sprint committed to provide additional equity funding to Clearwire in connection with a public offering meeting certain requirements. Today’s exercise of preemptive rights by Sprint satisfies its commitment.

Clearwire plans to use the net proceeds for general corporate and working capital purposes, including the deployment of mobile 4G LTE technology alongside the mobile 4G WiMAX technology currently on its network, and for the operation and maintenance of its networks, and to pay fees and expenses associated with this offering.

J.P. Morgan, BofA Merrill Lynch and Jefferies acted as joint book-running managers for the offering.

The offering was made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission. The offering was made only by means of the written prospectus and prospectus supplement that form a part of the registration statement. A copy of the prospectus and prospectus supplement related to the offering may be obtained by contacting: J.P. Morgan, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by calling toll-free at 1-866-803-9204, or BofA Merrill Lynch, 4 World Financial Center, New York, New York, 10080, Attn: Prospectus Department or by email at dg.prospectus_requests@baml.com, or Jefferies, Equity Syndicate Prospectus Department, at 520 Madison Avenue, 12th Floor, New York, NY 10022, at 877-547-6340 and at Prospectus_Department@Jefferies.com.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Clearwire

Clearwire Corporation (NASDAQ:CLWR), through its operating subsidiaries, is a leading provider of mobile broadband services. Clearwire’s 4G network currently provides coverage in areas of the U.S. where more than 130 million people live. Clearwire’s open all-IP network, combined with significant spectrum holdings, provides an unprecedented combination of speed and mobility to deliver next generation broadband access. The company markets its 4G service through its own brand called CLEAR® as well as through its wholesale relationships with companies such as Sprint, Comcast, Time Warner Cable, Locus Telecommunications, Cbeyond, Mitel, Best Buy and United Online. Strategic investors include Intel Capital, Comcast, Sprint, Google, Time Warner Cable, and Bright House Networks. Clearwire is headquartered in Bellevue, Wash. Additional information is available at http://www.clearwire.com.

Cautionary Statement Regarding Forward-Looking Statements

This release, and other written and oral statements made by Clearwire from time to time, contain forward-looking statements which are based on management’s current expectations and beliefs, as well as on a number of assumptions concerning future events made with information that is currently available. Forward-looking statements may include, without limitation, management’s expectations regarding proposed transactions, including the proposed public offering of Clearwire’s common stock, and strategic plans and objectives. The words “will,” “would,” “may,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “believe,” “target,” “designed,” “plan” and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside of Clearwire’s control, and which could cause actual results to differ materially and adversely from such statements. For a more detailed description of the factors that could cause such a difference, please refer to Clearwire’s filings with the Securities and Exchange Commission, including the information under the heading “Risk Factors” in our Annual Report on Form 10-K filed on February 22, 2011 and subsequent Form 10-Q filings. Clearwire assumes no obligation to update or supplement such forward-looking statements.

Clearwire Contacts

Investor Relations:

Alice Ryder, 425-636-5828

alice.ryder@clearwire.com

Media Relations:

Susan Johnston, 425-216-7913

susan.johnston@clearwire.com

JLM Partners for Clearwire

Mike DiGioia or Jeremy Pemble, 206-381-3600

mike@jlmpartners.com or jeremy@jlmpartners.com

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